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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Aavid Thermal Technologies, Inc. on Form S-8 of our report, dated February 23, 1996, on our audits of the consolidated financial statements and financial statement schedule of Aavid Thermal Technologies, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and December 31, 1994, and the period from September 26, 1993 to December 31, 1993, and the Predecessor for the nine months ended September 25, 1993, which report is included in the Aavid Thermal Technologies, Inc. 1995 Annual Report on Form 10-K, as amended. We also consent to the reference to our firm under the caption "Experts."





                                         COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
December 16, 1996